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                                                                    EXHIBIT 21.0


Subsidiaries of FLIR Systems, Inc.
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    .  FSI International, Inc., a Barbados Corporation

    .  Hoeger Optical Co., Inc., a California Corporation

    .  Broadcast & Surveillance Systems, Ltd., a United Kingdom Corporation

    .  Optimas Corporation, a Washington Corporation